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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Amendment No. 1 to Form S-4 of our report dated July 20, 1999, except as to Note 14, which is as of July 27, 1999, relating to the financial statements of E-TEK Dynamics, Inc. as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, which report appears in JDS Uniphase Corporation's Current Report on Form 8-K filed on January 18, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

San Jose, California
November 16, 2000